UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/29/2007

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31719

DE	134204626
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of principal executive offices, including zip code)

562 435 3666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of May 29, 2007, Dr. James W. Howatt, 60, was appointed as the Chief Medical Officer of Molina Healthcare, Inc. As Chief Medical Officer, Dr. Howatt will be responsible for oversight of the medical management functions of all of the Company's health plan subsidiaries, including utilization management, quality improvement, credentialing, pharmacy, and risk management activities. He will report to J. Mario Molina, M.D., President and Chief Executive Officer of Molina Healthcare.

Since February 2006, Dr. Howatt had served as the Chief Medical Officer of Molina Healthcare of Washington, Inc., the wholly owned health plan subsidiary of Molina Healthcare. As CMO of the Washington health plan, Dr. Howatt was responsible for oversight of that plan's utilization management, quality improvement, credentialing, pharmacy, and accreditation. From 2004 to February 2006, Dr. Howatt was Western Regional Medical Director for Humana Inc., where he was responsible for the coordination and oversight of quality, utilization management, credentialing, and accreditation for Humana's activities west of Kansas City. From 2002 to 2004, he was Vice President and Chief Medical Officer of Humana Arizona, where he was responsible for leading a variety of medical management functions and worked closely with the company's sales division to develop customer-focused benefit structures. Dr. Howatt has also served as Chief Medical Officer for Humana TRICARE, where he oversaw a $2.5 billion health care operation that served three million beneficiaries and comprised a professional network of 40,000 providers, 800 institutions, and 13 medical directors.

In connection with his appointment, effective May 29, 2007, Dr. Howatt has been granted 3,050 shares of restricted stock and 9,000 stock options under the Molina Healthcare, Inc. 2002 Equity Incentive Plan. The stock and options both vest in equal one-quarter increments over four years from the date of grant. Dr. Howatt and the Company have also entered into a Change of Control Agreement which provides that Dr. Howatt shall be entitled to a severance payment equal to two times his base salary of $320,000 plus a prorated bonus amount if, within the first twelve months after the occurrence of a change in control of Molina Healthcare, Inc., Dr. Howatt resigns for good reason or is terminated without cause. A copy of the Change in Control Agreement is attached hereto as Exhibit 10.1. Dr. Howatt shall also be entitled to severance pay in the event of his termination without cause pursuant to the Company's standard policy for senior executive officers.

Dr. Michael M. Siegel, who since February 2007 had been serving in an interim capacity pending the appointment of a Chief Medical Officer, has returned to his former position as Molina Healthcare's Vice President - Medical Director of Utilization Management and Quality Improvement.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Ex. 10.1 -- Change in Control Agreement between Molina Healthcare, Inc. and Dr. James W. Howatt.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: May 29, 2007	By:	/s/ Mark L. Andrews
Mark L. Andrews
Chief Legal Officer, Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Change in Control Agreement between Molina Healthcare, Inc. and Dr. James W. Howatt.